Exhibit 99.1

VaxGen and BD to Jointly Evaluate Novel Dermal Injection Technology for Delivery of VaxGen’s Anthrax Vaccine

BRISBANE, California – February 21, 2006 –VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that they have entered into an agreement with BD (Becton, Dickinson and Company) (NYSE:BDX) on a program to evaluate the potential advantages of using BD’s Micro Injection technology to deliver VaxGen’s recombinant anthrax vaccine candidate. Funding will be provided through BD’s research contract with the Department of Defense (Award No. DAMD 17-03-2-0037).

The joint program is designed to determine if dermal administration (injection into the skin) of VaxGen’s anthrax vaccine with the patented BD Micro Injection technology can enhance the immune response generated by the vaccine, versus standard intra-muscular injection, and/or reduce the required amount of vaccine to produce immunity. If the use of BD’s technology in combination with VaxGen’s anthrax vaccine proves safe and effective, and is approved by the U.S. Food and Drug Administration (FDA), it may be considered for use in future generations of VaxGen’s recombinant anthrax vaccine as well as other vaccines. The evaluation being performed with BD will have no effect on VaxGen’s existing contract to deliver 75 million doses of its anthrax vaccine to the U.S. government for civilian biodefense.

“This collaboration represents a shared commitment from VaxGen and BD to marshal the latest technology to further strengthen our nation’s security,” said Lance K. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “At VaxGen, we have every intention to continue exploring novel delivery devices and formulation technologies that show promise in enhancing our core vaccine technology. What we learn from our pursuit of dermal administration of our rPA anthrax vaccine may be applied to other much needed vaccines.”

The collaboration will include a Phase I clinical trial to evaluate the use of BD’s Micro Injection technology, featuring a microneedle technology, for vaccination with VaxGen’s anthrax vaccine. The objectives of the study are to compare the safety and effectiveness of dermal injection versus traditional intramuscular administration of VaxGen’s anthrax vaccine.

Dermal delivery has been studied in combination with a variety of vaccines. BD’s Micro Injection technology is designed to easily and reliably deliver vaccine into the dermal layer of the skin with the potential to make dermal vaccination a practical alternative to intramuscular inoculation. There is evidence that delivery of vaccines specifically and accurately to the dermal tissue can produce an immune response that is more robust and/or requires less antigen or adjuvant than required with intramuscular inoculation.

Under the agreement, VaxGen will be responsible for providing vaccine, conducting clinical studies and regulatory submissions. BD will be responsible for providing devices incorporating the BD Micro Injection technology and for associated regulatory filings. BD will reimburse VaxGen for certain expenses associated with conducting the clinical studies and for serological assays associated with the study.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million of a next-generation anthrax vaccine in syringes for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California. VaxGen is also the largest shareholder in Celltrion, Inc., a South Korean company established to provide contract manufacturing to the global pharmaceutical industry.

For more information please visit the company’s web site at: www.vaxgen.com. For more information about BD, please visit the company’s web site at: www.bd.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the progress or likelihood of success of any collaboration efforts between VaxGen and BD regarding VaxGen’s decision whether to use BD’s device in the final packaging of VaxGen’s anthrax vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

VaxGen, Inc.

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016

BD

Michael Marinello

Director, WW Public Relations

(201) 847-7437